Metzger, Hollis, Gordon & Mortimer
                      1275 K Street, NW
                    Washington, DC 20005






                                           October 3, 1995



Petroleum Development Corporation
103 East Main Street
Bridgeport, West Virginia  26330

   Re:  PDC 1996-1997 Drilling Program

Dear Sirs:

   We have acted as counsel to PDC 1996-1997 Drilling Program (the "Program"), in connection with the offer and sale of securities in a series of limited partnerships, PDC 1996-A Limited Partnership, PDC 1996-B Limited Partnership, PDC 1996-C Limited Partnership and PDC 1996-D Limited Partnership, PDC 1997-A Limited Partnership, PDC 1997-B Limited Partnership, PDC 1997-C Limited Partnership and PDC 1997-D Limited Partnership (the "Partnerships" or in the singular "Partnership") to be organized as limited partnerships under the West Virginia Uniform Limited Partnership Act in accordance with the Limited Partnership Agreement (the "Partnership Agreement"), and the preparation and filing of a registration statement on Form S-1 (the "Registration Statement") for 2,500 units of preformation general and limited partnership interests in the Partnerships (the "Units"). As such counsel, we are familiar with the Partnership Agreement, the Registration Statement, including prospectus (the "Prospectus"), and such documents pertaining to the Program and Partnerships as we have deemed necessary for the purpose of rendering this opinion. Based upon the foregoing, we are of the opinion that:

   1.   When issued and sold in accordance with the Registration
Statement and the Partnership Agreement, and upon the filing with the West Virginia Secretary of State of an appropriate amendment or amendments to the Partnership Agreement, the Partnership Agreement or, reflecting the admission of the subscribers thereto as additional general partners and limited partners in accordance with West Virginia law, the Units when issued against payment therefor as contemplated by the Partnership Agreement will constitute fully paid and non-assessable partnership interests in the Partnership and duly and validly issued general and limited partnership interests and such subscribers shall have the liability of general partners or limited partners, as the case may be, under the West Virginia Uniform Limited Partnership Act.

   2. In the case where an investor invests in Units as a limited partner, provided such limited partner complies with the provisions of the Partnership Agreement prohibiting limited partners from taking part in management of the Partnership in which he has purchased Units and provided further that there has been filed with the West Virginia Secretary of State the Partnership Agreement, or an appropriate amendment or amendments to the Partnership Agreement, reflecting the admission of such person as Petroleum Development Corporation
October 5, 1995
Page 2

a limited partner in accordance with West Virginia law, such person's liability under West Virginia law for the obligations of such Partnership will be limited to such person's total agreed-upon investment in the Partnership, subject to the obligation of such person to repay to the Partnership to the extent provided under Section 47-9-38 of the West Virginia Uniform Limited Partnership Act, (i) for a period of one year after any rightful return, any part of such person's capital contribution rightfully returned to such person, but only to the extent necessary to discharge the Partnership's liabilities to creditors who extended credit to the Partnership during the period such capital contribution was held by the Partnership, and (ii) any funds wrongfully returned or distributed to such person for a period of six years after any wrongful return.

   3. The discussions of liability of general partners and limited partners set forth under the headings "Risk Factors - Unlimited Liability of Additional General Partners" and "Risk Factors - Limitation of Acts Allowed by Limited Partners" in the Prospectus have been reviewed by us and as to matters of law and legal conclusions fairly present the matters of law set forth therein.

   We hereby consent to the filling of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Prospectus.

                            Sincerely,

                            METZGER, HOLLIS, GORDON & MORTIMER



                            By /s/Laurence S. Lese
                            Laurence S. Lese